                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Armstrong Holdings, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                                   [GRAPHIC]

                           Armstrong Holdings, Inc.
Proxy Statement and Notice of Annual Meeting of Shareholders, December 10, 2001.



[LOGO] Armstrong

                            Armstrong Holdings, Inc.
              2500 Columbia Avenue, Lancaster, Pennsylvania, 17603

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Armstrong Shareholders:

We cordially invite you to attend the 2001 Annual Meeting of Shareholders to be held on Monday, December 10, 2001 at 1:00 p.m. Central Standard Time. The meeting will be held at Armstrong World Industries' Pensacola, Florida plant, located at 300 South Myrick Street, Pensacola, Florida. In addition, the audio portion and slide presentation of the meeting will be webcast simultaneously over the Internet, allowing shareholders anywhere in the world with Internet access to connect to the proceedings via Armstrong's website, www.armstrong.com. You may also listen to a live broadcast of the annual meeting on your telephone. Follow the instructions on the voting form you receive with this document to listen or observe the Annual Meeting using either your telephone or the Internet.

Please note that you will need to show you are a shareholder to attend the meeting in person. To obtain an admission ticket, please follow the Annual Meeting instructions on the voting form you receive with this document. If your shares are in the name of your broker or bank, you can also bring evidence of your stock ownership, such as your most recent account statement and picture identification, for admission.

At the meeting, shareholders will vote to:

  . Elect three directors for terms expiring in 2004; and . Take action on any other matters properly brought before the meeting.

Your proxy to vote at the meeting is being solicited on behalf of Armstrong Holdings' (the "Company's") Board of Directors. Our directors, officers and employees may solicit proxies in person or by telephone. Record holders of the Company's common stock at the close of business on September 28, 2001 may vote at the meeting.

Your vote is important. Please read this proxy statement and complete, sign and date the enclosed voting instruction form and return it promptly in the enclosed envelope. You may also be able to vote via phone or Internet by following the directions on the proxy card or voting instructions you receive with this document. We appreciate your participation in the corporate governance of your company.

                                          Sincerely yours,

                                          /s/ Michael D. Lockhart
                                          Michael D. Lockhart
                                          Chairman and CEO
                                          Armstrong Holdings, Inc.

October 22, 2001

PROXY INFORMATION
--------------------------------------------------------------------------------


The Board of Directors of the Company is soliciting proxies to vote at the Company's 2001 Annual Meeting of Shareholders.

How to Vote Before the Meeting
You can provide your voting instructions before the meeting:

  . Over the Internet, which we encourage, by following the directions on the voting instructions form you received with this document;
  . By telephone through the number shown on your voting instruction form; or . By mail by completing, signing and returning your voting instruction form.

If you hold shares through a broker or bank, your ability to vote by Internet or telephone depends on their voting processes. Please carefully follow the directions on the voting instruction form you received with this document.

Persons who wish to cumulate their votes for election of directors should submit their voting instructions by mail due to technical limitations of the telephone and Internet mediums.

Alternatively, you may vote in person if you attend the meeting.

Who May Vote
Only holders of common stock, as recorded in the Company's stock register on September 28, 2001 may vote at the meeting. On that date, the Company had 40,749,695 shares of common stock outstanding. Each shareholder may vote in person or by proxy. The presence at the meeting (in person or by proxy) of a majority of the shares of common stock outstanding constitutes a quorum for conducting business.

Proxy Cards
You may receive more than one proxy card (or voting instruction form) depending on how you hold your shares. If you hold shares under different names, you may receive multiple sets of proxy materials. Also, if you hold your shares through a stockbroker or bank, you will get separate material from that firm asking how you want to vote those shares.

Revocation of a Proxy
Any shareholder who provides proxy voting instructions (whether by mail, phone or Internet) may revoke the proxy at any time before it is formally voted at the meeting. You can revoke a proxy by:

  . Filing a written notice of revocation with the Company's Secretary; . Executing and returning a proxy card bearing a later date; or . Attending the meeting and voting in person.

Attendance at the meeting by itself will not revoke any proxy you previously granted.

Voting Rights and Cumulative Voting
You are entitled to one vote for each share of common stock held on September 28, 2001 other than in the election of directors. In the election of directors a shareholder may cumulate votes. Under cumulative voting, a shareholder multiplies the number of shares he or she holds times the number of directors being elected to determine the number of votes the shareholder may cast. You may cast all of your votes for one director or distribute the votes in any other manner you choose. The nominees receiving the greatest number of votes will be elected directors. Shareholders who desire to cumulate their votes should not vote by Internet or telephone due to the limitation of those mediums.

Abstentions and Broker Nonvotes
Abstentions and broker nonvotes have the effect of votes against any matter submitted to shareholders for approval, other than the election of directors. A shareholder can abstain from voting by marking the "abstain" box on the proxy card, or if the shareholder chooses to attend and vote at the meeting, on the ballot at the meeting. Broker nonvotes occur when a broker returns a proxy for the shares it holds for customers, but does not have the authority to vote on a particular matter. The Company's Bylaws require matters presented to shareholders to be approved by the affirmative vote of at least a majority of the votes present (in person or by proxy) and entitled to vote at the meeting. Therefore, abstentions and broker nonvotes will have the effect of votes against any matter submitted to the shareholders for approval. This is because the shares they represent are present at the meeting, but are not voted in favor of the matter. Shares covered by abstentions and broker nonvotes are considered present at the meeting for the purpose of a quorum even though no vote is cast.
PROPOSAL TO BE PRESENTED AT THE ANNUAL MEETING
--------------------------------------------------------------------------------

The only matter scheduled to be addressed at the meeting is the election of three directors.

Election of Directors
The Company has a classified Board of Directors, currently consisting of ten directors divided into three classes. These classes consist of three directors whose terms will expire at the 2001 annual meeting, three directors whose terms will expire at the 2002 annual meeting and four directors whose terms will expire at the 2003 annual meeting.

Unless you specify otherwise in your voting instructions, the persons to whom you will be giving your voting directions intend to vote the proxies they receive for the election of the Board nominees discussed below. If a nominee refuses or is unable to serve as a director, the persons named on the accompanying proxy card intend to vote for the election of any other person who may be nominated by the Board. The persons to whom you will be giving your voting instructions also may exercise cumulative voting rights to elect as many of the Board nominees as possible.

NOMINEES FOR TERMS TO EXPIRE IN 2004
--------------------------------------------------------------------------------

Ms. Haberkorn is a graduate of
Briarcliff (N.Y.) College and
completed the Advanced Management
Program at Harvard Business School.
From 1998 until her retirement in
June 2000, she served as President--
Consumer Sales & Service for Bell
Atlantic (telecommunications). She
previously served as President--
Public & Operator Services (1997-
1998), also at Bell Atlantic, and
Vice President--Material Management
(1990-1997) for NYNEX Telesector
Resources Group
(telecommunications). Ms. Haberkorn
is a director of Enesco Corporation
and serves on the advisory board of
Norfolk Southern. She is chair of
the Committee of 200 and a member of
The International Women's Forum and
The Harvard Business School Network
of Women Alumnae. She is a Vice
President Emerita of the Harvard
Business School Alumni Advisory
Board and a member of the Visiting
Committee.

                                          [PHOTO]
                                          JUDITH R. HABERKORN
                                          Former President--
                                          Consumer Sales and
                                          Service, Bell Atlantic

                                          Member--Board Affairs and Governance
                                          Committee and Management Development
                                          and Compensation Committee

                                          Director since July 1998       Age 55

                                     Mr. Marley is a graduate of Pennsylvania
                                     State University and earned a master's
                                     degree in mechanical engineering from
                                     Drexel University. From 1993 until his
                                     retirement (August 1998), he served as
                                     Chairman of the Board of AMP Incorporated
                                     (electrical/electronic connection
                                     devices), which he joined in 1963 and
                                     where he served as President and Chief
                                     Operating Officer (1990-1992) and
                                     President (1986-1990). He also serves on the Board of Arvin Meritor, Inc.

[PHOTO]
             JAMES E. MARLEY
             Former Chairman of the
             Board, AMP
             Incorporated

Member--Audit Committee
(Chairman) and Finance Committee
Director--Armstrong World
Industries, Inc.

Director since November 1988  Age
66


                                     Mr. Stead is a graduate of the University of Iowa and was a participant in the Advanced Management Program, Harvard Business School. From August 1996 until June 2000 he served as Chairman and Chief Executive Officer of Ingram Micro, Inc. (technology products and services). During 1995, he served as Chairman, President and Chief Executive Officer of Legent Corporation (integrated product and service software solutions) until its sale late in 1995. He was Executive Vice President, American Telephone and Telegraph Company (telecommunications) and Chairman and Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. (1993-1994). He was President of AT&T Global Business Communications Systems (communications) (1991-1993) and Chairman, President and Chief Executive Officer (1989-1991) and President (1987-
                                     1989) of Square D Company (industrial
                                     control and electrical distribution
                                     products). In addition, he held numerous positions during a 21-year career at Honeywell. He is a Director of Thomas & Betts, Conexant Systems, Inc., Brightpoint Inc. and Mobility
                                     Electronics, Inc. Mr. Stead is also
                                     Chairman of the Board and Director of
                                     WorkWell Systems, Inc.

[PHOTO]
             JERRE L. STEAD
             Former Chairman and
             Chief Executive
             Officer, Ingram Micro,
             Inc.

Member--Board Affairs and
Governance Committee and
Management Development and
Compensation Committee
(Chairman)

Director since April 1992  Age 58

The Board of Directors of the Company recommends that shareholders vote FOR the election of each of these nominees.

CONTINUING DIRECTORS
--------------------------------------------------------------------------------

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2002
--------------------------------------------------------------------------------

Mr. Arnelle is Of Counsel with the
law firm of Womble Carlyle Sandridge
& Rice, PLLC since October 1997 and
former senior partner and co-founder
of Arnelle, Hastie, McGee, Willis &
Greene, a San Francisco-based
corporate law firm from which he
retired in 1996. He is a graduate of
Pennsylvania State University and
the Dickinson School of Law.
Armstrong has retained Womble
Carlyle Sandridge and Rice, PLLC for
many years, including 2000 and 2001.
Mr. Arnelle served as Vice Chairman
(1992-1995) and Chairman (1996-1998)
of the Board of Trustees of the
Pennsylvania State University. He
serves on the Boards of Waste
Management, Inc., FPL Group, Inc.,
Eastman Chemical Company, Textron,
Inc. and Gannett Corporation.

                                          [PHOTO]
                                          H. JESSE ARNELLE
                                          Of Counsel, Womble
                                          Carlyle Sandridge &
                                          Rice, PLLC

                                          Member--Audit Committee and Finance
                                          Committee

                                          Director since July 1995       Age 67

Mr. Clark is a graduate of Clarkson
University and Northwestern
University where he earned his MBA
degree. He joined Household
International, Inc. (consumer
financial services) in 1955 and,
after holding a number of managerial
and executive positions, was elected
Chief Executive Officer in 1982 and
Chairman of the Board in 1984. In
1994, he relinquished the title of
Chief Executive Officer and retired
as a Director and Chairman of the
Board in May 1996, as a result of
reaching Household's mandatory
retirement age for employee
directors. Mr. Clark is a life
trustee of Northwestern University
and Chairman of the Board of
Trustees of Clarkson University. He
is also a Director of The PMI Group,
Inc. and a life director of Evanston
Northwestern Healthcare.

                                          [PHOTO]
                                          DONALD C. CLARK
                                          Former Chairman of the
                                          Board, Household
                                          International, Inc.

                                          Member--Board Affairs and Governance
                                          Committee (Chairman) and Management
                                          Development and Compensation
                                          Committee

                                          Director since April 1996      Age 70

                                     Mr. Lockhart previously served as
                                     Chairman and Chief Executive Officer of
                                     General Signal (a diversified
                                     manufacturer) headquartered in Stamford,
                                     Connecticut from September 1995 until it was acquired in October 1998. He joined General Signal as President and Chief Operating Officer in September 1994. From 1981 until 1994, Mr. Lockhart worked for General Electric in various executive capacities in the GE Credit Corporation (now GE Capital), GE Transportation Systems and GE Aircraft Engines. He is a trustee of The Committee for Economic Development and a member of the Business Council for the Graduate School of Business at the University of Chicago.

[PHOTO]
             MICHAEL D. LOCKHART
             Director, Chairman of
             the Board and Chief
             Executive Officer

Director since August 2000 and
Chairman since March 2001 of
Armstrong
World Industries, Inc.      Age 52

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2003
--------------------------------------------------------------------------------

                                     Mr. Campbell graduated from Cornell
                                     University and holds an MBA degree from
                                     Harvard University. He retired in 1999 as
                                     Vice Chairman of Corning Incorporated
                                     (glass and ceramic products) and a member of its Board of Directors. He also serves on the Board of Quest Diagnostics Incorporated. Mr. Campbell is a Trustee of the Corning Museum of Glass.


[PHOTO]
             VAN C. CAMPBELL
             Former Vice Chairman,
             Corning Incorporated

Member--Audit Committee and
Finance Committee (Chairman)

Director since March 1991   Age 62

                                     Mr. Krol is a graduate of Tufts
                                     University where he also received a
                                     master's degree in chemistry. From 1997
                                     until his retirement in 1998, he was
                                     Chairman of the Board of DuPont
                                     (chemicals, fibers, petroleum, life
                                     sciences and diversified businesses),
                                     which he joined in 1963, and where he
                                     also served as Chief Executive Officer
                                     (1995-1998), Vice Chairman (1992-1995),
                                     and Senior Vice President of DuPont
                                     Fibers (1990-1992). He is a director of
                                     Mead Corporation, Milliken & Company,
                                     Molecular Circuitry, Inc. and ACE Limited
                                     Insurance Co. Mr. Krol also serves on the Boards of Trustees of the Tufts University and the University of Delaware. He is on the advisory Boards of Teijin Limited and Bechtel Corporation. He is a trustee of the Hagley Museum. He is also the former president of GEM: The National Consortium for Graduate Degrees for Minorities in Engineering and Science, Inc.

[PHOTO]
             JOHN A. KROL
             Former Chairman of the
             Board and CEO, E.I. du
             Pont de Nemours and
             Company

Member--Board Affairs and
Governance Committee and
Management Development and
Compensation Committee

Director since February 1998   Age
64

Mr. Raisbeck is a graduate of Iowa
State University and the executive
MBA program at the University of
Southern California. He joined
Cargill, Incorporated (agricultural
trading and processing businesses)
in 1971 and has held a variety of
merchandising and management
positions focused primarily in the
commodity and the financial trading
businesses. Mr. Raisbeck was elected
President of Cargill's Trading
Sector in June 1993, a director of
Cargill's Board in August 1994,
Executive Vice President in August
1995 and Vice Chairman in November
1999. He is a member of the
Executive Committee and the ESOP
Committee of the Cargill Board. He
also serves as a Director of Eastman
Chemical. Mr. Raisbeck is a member
of the Chicago Mercantile Exchange
and Minneapolis Grain Exchange. He
is a governor of the Iowa State
University Foundation and a member
of the Dean's Advisory Council for
the College of Business at Iowa
State University. He serves on the
board of the Greater Minneapolis
YMCA.

                                          [PHOTO]
                                          DAVID W. RAISBECK
                                          Vice Chairman, Cargill,
                                          Incorporated

                                          Member--Audit Committee and Finance
                                          Committee

                                          Director since July 1997       Age 52

Mr. Sellers is a graduate of
Vanderbilt University and received
his MBA from Harvard Business
School. Mr. Sellers joined Blue
Cross and Blue Shield of South
Carolina (a health, life, property
and casualty insurance company with
related services and functions) in
1987, serving as President and Chief
Operating Officer until 1992 when he
assumed the role of President and
Chief Executive Officer. He serves
as Chairman of the Board of the
South Carolina State Chamber of
Commerce and Chairman of the Board
of Columbia College. He also serves
on the following Boards: Open
Networks Technologies, Inc.;
Palmetto Conservation Foundation;
National Bank of South Carolina;
American Red Cross; ETV (Educational
Television) Endowment of South
Carolina; Central Carolina Economic
Development Alliance, Central
Carolina Community Foundation.

                                          [PHOTO]
                                          M. EDWARD SELLERS
                                          President and Chief
                                          Executive Officer, Blue
                                          Cross and Blue Shield
                                          of South Carolina and
                                          The Companion Group of
                                          Companies

                                          Member--Board Affairs and Governance
                                          and Management Development and
                                          Compensation Committee

                                          Director since May 2001        Age 57


Mr. David M. LeVan retired from the Company's Board of Directors effective July 23, 2001.

Director Attendance at Board Meetings
During 2000, the Board of Directors held 13 meetings. The Audit, Board Affairs and Governance, Management and Development and Compensation, and Finance Committees held a total of 18 meetings. Each director attended at least 75% of the meetings of the Board and Board Committees of which they were a member.

COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------
The Company does not separately compensate directors who are employees for services as a director. In 2000, directors who are not employees were paid an annual retainer of $20,000. In addition, these directors received $1000 for each Board and Committee (other than Executive Committee) meeting attended. Nonemployee directors of the Executive Committee and other committee Chairpersons received an annual fee of $3000. These directors were also paid $1000 per day plus reasonable expenses for special assignments in connection with Board activity.

Also in 2000, nonemployee directors received 400 shares of restricted common stock under the now-terminated Restricted Stock Plan for Nonemployee Directors. In addition, Messrs. Arnelle, Campbell, Marley and Stead received 200 shares each as a result of their previous waiver of accrued benefits under the Directors' Retirement Plan, which was discontinued for new participants in 1995.

Restricted Stock Plan for Nonemployee Directors

Through 2000, all nonemployee directors participated in this plan. Under the plan, each nonemployee director received an annual award of 400 shares. The plan was terminated and all restrictions on previously granted shares were ended in February 2001.

Nonstatutory Stock Option Alternatives

During 2000, each director could elect to receive nonstatutory stock options instead of receiving other forms of compensation, including (1) cash payment;
(2) phantom share award; and (3) common stock under the Restricted Stock Plan for Non-employee Directors.

The resulting stock options: (1) were granted at fair market value; (2) have a ten-year option term; (3) are immediately exercisable; and (4) are transferable for the benefit of an immediate family member.

For 2000, the following directors elected to receive the following stock options in lieu of other compensation:

Mr. Campbell--2,010; Mr. Clark--5,560;
Ms. Haberkorn--3,250 and Mr. LeVan--5,260.

This program was terminated in 2001.

In 2001, following the Chapter 11 filing of Armstrong World Industries, Inc. (the Company's principal subsidiary) and the resulting uncertainty surrounding the ultimate value of the Company's stock, the compensation of directors was changed to end the above stock-based compensation features. Those plans were replaced with a higher level of cash compensation.

For the current year, directors who are not employees are paid a retainer of $50,000 per year. These directors also receive $1,200 for each Board meeting and $1,000 for each committee (other than Executive Committee) meeting attended. Nonemployee members of the Executive Committee and each other committee chairperson receive an annual fee of $3,000. Nonemployee directors are also paid $2,500 per day plus reasonable expenses for special assignments in connection with Board activities.

BOARD COMMITTEES
--------------------------------------------------------------------------------

The Board of Directors has several committees, including an Audit Committee, a Management Development and Compensation Committee and a Board Affairs and Governance Committee. The functions of these committees are described in the following paragraphs. All committees met several times in 2000. All committees receive their authority and assignments from the Board and report directly to the Board.

Audit Committee

The Audit Committee oversees the accounting and internal financial control matters. Its charter is attached as an exhibit to this document. The committee recommends the employment of independent public accountants to audit Armstrong's financial statements. The committee also reviews: (1) the scope and results of the independent auditors' activities and the fees proposed and charged by the independent auditors; (2) the scope and results of Armstrong's internal audit activities; (3) the travel and entertainment expenses of Armstrong's officers; and (4) the financial activities, financial position and related financial reports of Armstrong. All members of the Audit Committee are independent directors as prescribed by the New York Stock Exchange Rules.

Audit Committee Members: James E. Marley (Chairman), H. Jesse Arnelle, Van C.
 Campbell and David W. Raisbeck.

Meetings Held Last Year: 8

Management Development and Compensation Committee

The Management Development and Compensation Committee reviews the annual compensation of all directors who are officers of Armstrong. The committee also
(1) oversees the compensation plans of Armstrong's senior officers; (2) periodically reviews the management development plans, the salary and incentive compensation plans and the administration of those plans covering Armstrong's salaried employees; (3) reviews senior management succession plans; and (4) administers Armstrong's various incentive plans, including the Long-Term Incentive Plan.

Management Development and Compensation Committee Members: Jerre L. Stead
 (Chairperson), Donald C. Clark, Judith R. Haberkorn, John A. Krol and M. Edward Sellers

Meetings Held Last Year: 5

Board Affairs and Governance Committee

The Board Affairs and Governance Committee oversees the development, performance and effective functioning of the Board. Specifically, the committee reviews and recommends new director candidates for consideration by the Board. The committee also recommends director nominees for election at the annual shareholders' meeting and considers candidates recommended by the shareholders. (To recommend a candidate, a shareholder should send the candidate's name to, John N. Rigas, Secretary of the Company, at the address shown on the front page of this proxy statement.) The committee supports the Board in conducting periodic assessments of Board effectiveness and evaluations of individual directors. Additionally, the committee reviews matters concerning nonemployee directors' compensation. The committee also oversees Armstrong's policies on environmental, health, safety, equal employment opportunity and general diversity issues.

Board Affairs and Governance Committee Members: Donald C. Clark (Chairperson),
 Judith R. Haberkorn, John A. Krol, M. Edward Sellers and Jerre L. Stead.

Meetings Held Last Year: 3

CURRENT EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

Set forth below are the names, ages, titles of, and certain information regarding executive officers of the Company as of the date of this Proxy Statement. Officers are selected by the Board of Directors from time to time and hold office until a successor is duly elected or until his or her earlier incapacity, resignation, retirement or removal.

Michael D. Lockhart--(See description, at page 5.)

Frank A. Riddick, III--Age 44; Chief Executive Officer, Triangle Pacific Corp. since November 2000; President and Chief Operating Officer, Armstrong Holdings, Inc. since August 2000. Previously Executive Vice President and Chief Operating Officer February 2000-August 2000; Senior Vice President, Finance and Chief Financial Officer, Armstrong World Industries, Inc. April 1995-February 2000; Controller, FMC Corporation, Chicago, IL (chemicals, machinery), May 1993-March 1995.

Stephen J. Senkowski--Age 50; President and Chief Executive Officer, Armstrong Building Products Operations, Armstrong World Industries, Inc. since October 2000. Previously, Senior Vice President, Americas, Building Products Operations, Armstrong World Industries, Inc. April 2000-October 2000; President/Chief Executive Officer, WAVE July 1997-April 2000; Vice President, Innovation Process, Building Products Operations 1994-July 1997.

Chan W. Galbato--Age 38; President and Chief Executive Officer, Armstrong Floor Products, Armstrong World Industries, Inc. since July 2001. Previously, President and Chief Executive Officer of ChoiceParts LLC (provider of integrated virtual exchange services for auto parts industry) June 2000-June 2001. Held senior management positions at various divisions of General Electric, including President and Chief Executive Officer of Coregis (GE capital insurance company) February 1999-June 2000.

Stephen E. Stockwell--Age 55; Senior Vice President, Armstrong Strategic Relations, Armstrong World Industries since July 2001. Previously served Armstrong World Industries, Inc. as Vice President, Corporate Alliances, December 2000-June 2001; Senior Vice President Floor Products, Americas, Residential Sales, July 1998-December 2000; President, Corporate Retail Accounts Division, November 1994-July 1998; Vice President, Corporate Retail Accounts, July 1994-November 1994; General Manager, Residential Sales, Floor Division, January 1994-July 1994; Field Sales Manager, Floor Division, 1988-1994.

Matthew J. Angello--Age 42; Senior Vice President, Corporate Human Resources since September 2000. Previously Vice President, Human Resources, Floor Products Operations, Armstrong World Industries, Inc. January 1997-September 2000; Vice President and Senior Director, Human Resources, The Restaurant Company (food service) 1992-January 1997.

John N. Rigas--Age 52; Senior Vice President, Secretary and General Counsel since November 2000. Previously Deputy General Counsel--Litigation, Armstrong World Industries, Inc. March 1999-November 2000; worked for Dow Corning Corporation (specialty chemical company) October 1982-March 1999, his last title being Senior Managing Counsel.

Leonard A. Campanaro--Age 53; Senior Vice President and Chief Financial Officer since April 2001. Previously President, Chief Operating Officer and board member of Harsco Corporation (provider of industrial services and products) January 1998-July 2000. Served Harsco for over 20 years in a variety of financial and operations positions before assuming the role of President of Harsco, served as Senior Vice President and Chief Financial Officer from 1992-1997.

April L. Thornton--Age 40; Senior Vice President and Chief Marketing Officer since April 2001. Previously Vice President, Marketing and Sales for Capitol Wire, Inc. (online interactive news service) May 2000-March 2001; Vice President, Marketing, Worldwide Building Products Operations, Armstrong World Industries, Inc. September 1997-May 2000; Marketing Director, New Beverage Product Strategy and Development, Pepsi Cola Company (snack food, soft drink and juice) April 1992-August 1997.

William C. Rodruan--Age 47; Vice President and Controller since July 1999. Previously Director, Corporate Transformation and Shared Services February 1997-July 1999 and Vice President of Finance, Corporate Retail Accounts, Armstrong World Industries, Inc. July 1994-February 1997.

Involvement in Certain Legal Proceedings

On December 6, 2000, the Company's subsidiary, Armstrong World Industries, Inc. and two of Armstrong World Industries' wholly owned subsidiaries, Nitram Liquidators, Inc. and Desseaux Corporation of North America, Inc., filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Several of the Company's officers and directors are also officers or directors of Armstrong World Industries or the subsidiaries of Armstrong World Industries that filed for reorganization under Chapter 11. In addition, all present directors of the Company, except Mr. Sellers, were or are directors of Armstrong World Industries within the past year. As such, these executive officers and directors have been associated with a corporation that filed a petition under the federal bankruptcy laws within the last five years.

DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP
--------------------------------------------------------------------------------

The following table shows the amount of Company stock that each director (and nominee), each individual named in the Summary Compensation Table and all directors and executive officers owned as a group. The ownership rights in these shares consist of sole voting and investment power, except where otherwise indicated. This information is as of September 28, 2001.

--------------------------------------------------------------------------------
                     COMMON STOCK AND STOCK BASED HOLDINGS

--------------------------------------------------------------------------------

                                 Stock Options
                                  Exercisable   Total Beneficial    Deferred
Name                 Stock/1/    Within 60 days    Ownership     Stock Units/2/
-------------------------------------------------------------------------------
H. Jesse Arnelle       2,358              0           2,358           1,703
Van C. Campbell        2,200          5,330           7,530           9,915
Donald C. Clark        4,448         12,080          16,528           1,863
Judith R. Haberkorn    1,184          4,970           6,154           1,910
John A. Krol           1,432          2,990           4,422             644
Michael D. Lockhart  128,499         33,333         161,832               0
George A. Lorch       25,292/3/      99,500         124,792               0
James E. Marley        4,697          1,410           6,107           8,086
Marc R. Olivie        25,437/3/           0          25,437               0
David W. Raisbeck      1,436              0           1,436          11,880
Frank A. Riddick,
 III                  80,959         60,000         140,959           1,687
M. Edward Sellers          0              0               0               0
Stephen J.
 Senkowski             5,808          5,988          11,796           1,327
Floyd F. Sherman      15,712/3/      23,333          39,045               0
Jerre L. Stead         4,812          3,260           8,072           2,094
Directors and
executive officers
as a group
(22 persons)         349,672        285,936         635,608/4/       41,109

--------------------------------------------------------------------------------
/1/ Includes the following shares that may be deemed to be owned through accounts of Armstrong World Industries' Retirement Savings and Stock Ownership Plan ("RSSOP"): Michael D. Lockhart--124; Frank A. Riddick, III--1,396; Stephen
J. Senkowski--2,224; and executive officers as a group--13,514. Each of the above individuals and each member of the group holds shared voting power and no investment power with respect to these shares.

 Includes the following shares indirectly owned and held in the Bonus Replacement Retirement Plan accounts: Marc R. Olivie--1,538 and executive officers as a group--1,830.

/2/ Includes phantom shares held in a stock subaccount under the Deferred Compensation Plan. The participants have no voting or investment power.

/3/ This information is based on Section 16 reporting information as of this individual's date of last employment with the Company.

/4/ Includes an aggregate of 189,274 shares owned by George A. Lorch, Marc R. Olivie and Floyd F. Sherman, who are no longer with the Company.

For each director, the shares listed under the "Total Beneficial Ownership" column represent less than 1.0% ownership of the outstanding shares on September 28, 2001. All directors and executive officers as a group beneficially own 1.56% of the outstanding shares on September 28, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance
Securities and Exchange Commission ("SEC") regulations require Company directors and executive officers, and any persons beneficially owning more than ten percent of its common stock to report to the SEC their ownership of this stock and any changes in that ownership. SEC regulations also require these persons to furnish the Company with copies of these reports. The proxy rules require the Company to report any failure to timely file those reports in the previous fiscal year.

Based solely upon review of copies of reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, the Company believes that all of these filing requirements were satisfied by Armstrong's directors and executive officers during 2000 except as follows: a timely report on a Form 4 was not filed relating to the lapse of restrictions on and deferral of 14,915 shares of restricted stock to George A. Lorch on October 19, 2000. The grant had previously been reported on a Form 5 filed on January 31, 1997 as the acquisition of a derivative security. The vesting and distribution of this restricted stock should have been reported on a Form 4 as a settlement of a derivative security. This transaction was subsequently reported on a Form 5 on February 12, 2001.
MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION
--------------------------------------------------------------------------------
Overview
The Management Development and Compensation Committee establishes the Company's overall philosophy and policies governing the compensation programs for management. The Company regularly reviews the competitiveness of these programs. The major program elements are:

 . base salary;
 . annual incentive;
 . long-term incentives;
 . employee benefits; and
 . perquisites.

In cases where an executive has an employment agreement that specifies the executive's salary, bonus or other compensation, the Company observes those terms. (These are discussed at "Executive Officers' Compensation During 2000, Employment Agreements" later in this document.) In establishing compensation terms, either in agreements or otherwise, the committee assesses the competitiveness of the Company's program by comparing the total value of the program elements to the compensation programs of other companies with comparable sales revenues.

Executive Compensation Principles and Philosophy
The design of the Company's executive compensation program is based on the following principles:

 . The level and mix of compensation opportunity must attract, retain and motivate the caliber of executive talent vital to the Company's business. . The total compensation opportunity will include at-risk incentive compensation that is conditioned on the attainment of performance goals intended to increase the value of the Company.
 . Where appropriate, equity-based compensation will be utilized to align the interests of senior management with that of shareholders.

Annual Compensation
The Company administers base salaries on a "pay for performance" policy. Each year, the Chief

Executive Officer (CEO) prepares a salary recommendation for each senior officer. The recommendation takes into account the officer's performance and contributions. The committee reviews the recommendations and, subject to modifications, sets those salaries. The committee also sets the salary and other compensation of the CEO.

The Company's primary annual incentive plan is the Management Achievement Plan
(MAP). Under this plan, a participant can earn cash awards in relation to the attainment of corporate and business unit goals established by the committee. A specific weighting is assigned to each of the applicable achievement segments. Each participant has a targeted annual incentive award that is expressed as a percentage of base salary earnings. This incentive opportunity varies with each participant's level of responsibility.

For 2000, the committee used Economic Value Added (EVA(R)), corporate earnings per share (EPS) and business unit operating income results as the basis for determining awards under the MAP. EVA(R) is the dollar amount equal to net operating profit after taxes minus the cost of the capital needed to generate that profit. The committee established a threshold level of performance for each measure below which no incentive award was to be paid. The incentive award goals for Messrs. Lockhart, Lorch and Riddick were based on equal weightings of corporate EVA(R) and corporate EPS results, while the awards for Messrs. Olivie, Senkowski and Sherman were weighted 30% on corporate EVA(R), 20% on their respective business unit EVA(R) and 50% on business unit operating income results. The threshold levels of performance were not achieved for corporate EVA(R) and EPS, Floor Products' EVA(R) and operating income, and Wood Products' operating income. Consequently, Messrs. Lockhart, Lorch and Riddick received no MAP bonus for 2000 on the basis of Company and respective business unit financial results.

In connection with recruiting Mr. Lockhart and retaining the employment of Messrs. Riddick, Olivie and Senkowski in 2000, the Company agreed to guaranteed minimum or additional bonuses shown in the Summary Compensation Table that follows.

For 2001, EVA(R) is no longer being used for incentive award determination. Instead, operating income results (adjusted for working capital variance from budget) will be measured against committee-specified goals to determine the maximum payout achievement for each business unit segment. The committee can apply negative discretion to the maximum payout achievement in order to provide annual bonus payments that are commensurate with the efforts required to achieve the results.

Key Employee Retention Plan
Due to the high level of voluntary turnover of senior management, the difficulty and high costs of recruiting qualified individuals to fill open positions, and the significant reduction in the size of MAP bonus awards for 2000 as compared to recent years, the committee authorized a key employee retention plan. This plan was announced prior to Armstrong World Industries, Inc. filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This retention plan applied to approximately 40 senior managers and provided to each manager a bonus for 2000 (paid in March 2001) of not less than 50% of base salary. The same group of senior managers will be paid a second retention payment equal to 50% of base salary in December 2001. These retention payments were approved by the court in Armstrong World Industries' Chapter 11 case. Messrs. Lockhart, Lorch and Sherman were not included in this plan.

The Court also authorized additional key employee retention measures. These include financial incentives and security provisions to minimize key employee turnover, attract highly competent new executives, and motivate key employees to work to maximize enterprise value and achieve a successful plan of reorganization for Armstrong World Industries. The key employee retention program consists of: annual cash retention payments for up to 150 key employees (not including Mr. Lockhart) ranging from 30% to 110% of base salary starting December 2001 and extending to December 2003; a special severance benefit program covering approximately 195 key employees (not including Messrs. Lockhart and Riddick) for the period of the Chapter 11 reorganization process; and the assumption of change in control agreements for up to 23 senior executives, subject to modifications specified by the Court. In the event Armstrong World Industries emerges from Chapter 11 reorganization prior to December 2003, the cash retention payment scheduled for the year of emergence will be prorated and any remaining payments will be cancelled.

Long-Term Incentive Compensation
Each year, the committee reviews and, if appropriate, authorizes long-term incentive grants. The Company's long-term incentive plans through 2000 provided for the grant of stock options, performance restricted shares, restricted stock awards, stock awards and cash awards.

In 2000, the committee granted stock options at the fair market value of the Company's common stock on the date of the grant. In determining the number of stock options granted to management, the committee reviewed a number of factors. These factors included: previous contractual commitments; position levels; the targeted amount of the long-term incentive award for selected participants; individual performance; employment retention; and the number of shares available for issuance under the plan.

In September 2000, the committee authorized a program under which senior managers (other than the CEO) holding unexercised stock options with exercise prices in excess of $50 per share could exchange these stock options for stock awards and restricted stock awards for a smaller number of shares. In this program, employees surrendered options to purchase 1,701,919 shares at prices ranging from $50.9375 to $85.8125, and received 198,343 shares of common stock (two-thirds of which was restricted, with one-third vesting in 2001 and the final third in 2002). The program objectives were to reduce the number of stock option shares outstanding and to foster employee retention. The stock options were exchanged for shares of common stock and restricted stock at either a 6 to 1 or an 11 to 1 ratio, depending on the exercise price of the stock option and the time remaining under the original option term. Messrs. Riddick, Olivie, Senkowski and Sherman elected to exchange all of their eligible stock options under this program. Mr. Riddick exchanged 189,720 options with exercise prices ranging from $50.9375 to $73.125 for 20,278 shares. Mr. Olivie exchanged 101,300 options with exercise prices in that same range for 11,103 shares. Mr. Senkowski exchanged 16,630 options with exercise prices in that same range for 2,004 shares. Mr. Sherman exchanged 87,000 options with exercise prices ranging from $50.9375 to $84.75 for 10,712 shares.

In 2001, the committee decided to substitute long-term cash incentive awards for equity-based long-term incentive grants to eligible senior managers. The Company's cumulative corporate operating income (adjusted for working capital variance from budget) for 2001 and 2002 will be measured against a committee-approved target to determine the maximum payout achievement. A threshold level of performance below which no cash incentive awards will be paid has also been established by the committee. The committee can apply negative discretion to the maximum payout achievement in order to provide a cash payment that is commensurate with the efforts required to achieve the results. Payments earned will be made in early 2003.

Stock Ownership Guidelines
Due to the impact of asbestos liabilities and the uncertainty associated with the Chapter 11 reorganization on the market value of Company stock, the committee discontinued the stock ownership guidelines that had been applicable to senior executives.

Federal Tax Deductibility
The committee intends that all performance-based compensation be deductible for federal income tax purposes. The Company believes that annual incentive payments under the Management Achievement Plan, long-term cash incentive awards and any gain on outstanding non-statutory stock options will qualify as deductible compensation under the Internal Revenue Code.

CEO Compensation
Mr. Lorch served as CEO of the Company from January until August 7, 2000. He resigned as CEO and became advisor to the Company's new CEO, Mr. Lockhart, who joined the Company on August 7.

Mr. Lorch's base compensation during his tenure as CEO was set by his employment agreement. In February 2000, the committee awarded him a salary increase of 4.4% to $835,000 (effective April 1, 2000), 168,000 stock options at an exercise price of $19.4375, and set Corporate EVA(R) and earnings per share targets as performance goals for his potential 2000 Management Achievement Plan bonus. Those goals were not achieved, so Mr. Lorch received no bonus for 2000.

In addition to following the provisions of his contract, the committee set Mr. Lorch's 2000 compensation based upon Mr. Lorch's achievements in 1999 and upon an analysis of the competitiveness of Mr. Lorch's overall compensation package. His 1999 achievements, as previously disclosed to shareholders, included record sales and earnings from operations, a reduction in debt, divestment of non-core businesses, and a successful new product introduction.

On August 7, 2000, the Company hired Mr. Lockhart as CEO to succeed Mr. Lorch after an extensive search. The Board approved the terms of Mr. Lockhart's employment agreement after considering competitive levels of compensation for CEOs managing companies of similar size and businesses, and the importance of securing the services of a CEO with the experience and the strategic and leadership skills to lead the Company through the operational and asbestos litigation challenges it was facing at that time.

The terms of Mr. Lorch's and Mr. Lockhart's employment agreements are set out under the caption "Employment Agreements" later in this document. In setting CEO compensation generally during 2000, the Committee focused on the need to secure experienced, qualified and stable leadership for the Company in dealing with operational, strategic and litigation issues and maintaining the competitive value of the CEO's total compensation package. The Committee also endeavored during 2000 to structure CEO compensation to include equity-based components, such as restricted stock and stock options, to incent and reward performance to benefit shareholders.

Management Development and Compensation Committee

Jerre L. Stead, Chairman
Judith R. Haberkorn
Donald C. Clark
John A. Krol
M. Edwards Sellers

EXECUTIVE OFFICERS' COMPENSATION DURING 2000
--------------------------------------------------------------------------------

The following table shows the compensation received by the Company's Chief Executive Officers and the four other highest paid individuals who served as executive officers during 2000. The data reflects compensation for services rendered to the Company and its subsidiaries in each of the last three fiscal years.

                      TABLE 1: SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                            --------------------------------------------------------------------
                                                              Awards             Payout
                                         --------------------------------------------------
                                                                         AHI
                                                    Other     AHI     Securities           All
                                                   Annual  Restricted Underlying          Other
                                                   Compen-   Stock     Options/   LTIP   Compen-
  Name and Current               Salary    Bonus   sation    Awards      SARs    Payouts sation
  Principal Position        Year   ($)    ($)/5/   ($)/6/    ($)/7/      (#)       ($)   ($)/8/
------------------------------------------------------------------------------------------------
  M. D. Lockhart            2000 321,212 5,401,640   --    2,456,250   200,000      --       --
  Chairman and Chief
  Executive Officer;
  Chairman, Armstrong
  World Industries/1/
------------------------------------------------------------------------------------------------
  G. A. Lorch               2000 756,667             --       --       168,000     --    50,520
  Advisor to the Chairman   1999 792,500 1,831,780                     115,000           86,558
  and Chief Executive       1998 752,500 1,007,339                      93,000           64,247
  Officer; formerly
  Chairman and Chief
  Executive Officer
  through August 7,
  2000/2/
------------------------------------------------------------------------------------------------
  M. R. Olivie              2000 392,875   565,144   --      148,503    60,000     --    32,421
  President & Chief         1999 343,125   362,147                      25,000           33,708
  Executive Officer,        1998 327,750   237,236                      20,300           15,433
  Armstrong Floor Products
  Operations and Corporate
  President, Armstrong
  World Industries/3/
------------------------------------------------------------------------------------------------
  F. A. Riddick, III        2000 508,182   184,398   --    1,089,968    90,000     --    24,513
  President and Chief       1999 390,000   665,680           254,688    40,000           21,596
  Operating Officer;        1998 354,000   364,448                      75,600           11,249
  President & Chief
  Executive Officer,
  Triangle Pacific Corp.
------------------------------------------------------------------------------------------------
  F. F. Sherman             2000 536,250    31,576 60,828    143,273    70,000     --    15,702
  Chairman, Triangle        1999 518,750   638,685 60,892               37,000           27,346
  Pacific Corp./4/          1998 360,772   310,660                      50,000           29,074
------------------------------------------------------------------------------------------------
  S. J. Senkowski           2000 219,583   309,322   --       26,804    13,000     --     6,104
  President & Chief         1999 133,830   172,925                       6,500            4,800
  Executive Officer,        1998 120,960   138,311                       3,460            5,798
  Armstrong World
  Industries, Worldwide
  Building Products
  Operations

/1/ Mr. Lockhart's employment with the company commenced August 7, 2000.

/2/ Mr. Lorch resigned as Chairman and Chief Executive Officer of the Company and Armstrong World Industries on August 7, 2000, when he became Advisor to the Chairman and CEO. Mr. Lorch retired December 1, 2000.

/3/ Mr. Olivie resigned effective April 30, 2001.

/4/ Mr. Sherman retired effective August 31, 2001.

/5/ The amounts disclosed include the following items:

 Mr. Lockhart had a guaranteed bonus for 2000 along with a $5,000,000 signing bonus. Messrs. Olivie, Riddick and Senkowski received supplemental bonuses of $250,000, $200,000 and $175,000 respectively, which were reduced by non-elective contributions by Armstrong to each individual's Bonus Replacement Retirement Plan in 2001. Mr. Olivie also received $100,000 as a contract bonus for his new position as President & Chief Executive Officer of Armstrong Floor Products Operations.

/6/ Mr. Sherman received a car allowance of $56,736 in 1999 and in 2000. Otherwise, the aggregate value of personal benefits received by these officers did not exceed the lesser of $50,000 or 10% of combined salary and bonus.

/7/ The number and value of restricted stock held by each as of February 16, 2001, is as follows: Michael D. Lockhart--150,000 ($588,000); Marc R. Olivie-- 5,290 ($20,763) and Frank A. Riddick, III--59,653 ($233,840). In 2000, Mr.
Lockhart and Mr. Riddick received restricted stock awards of 150,000 and 50,000 shares respectively valued at the amounts disclosed on the grant date. These shares vest and become free of restrictions three years from the grant date. Messrs. Olivie, Riddick, Senkowski and Sherman received stock awards and restricted stock awards under a program in which each agreed to forfeit stock options with exercise prices in excess of $50 per share. The number of shares awarded are as follows: Marc R. Olivie--11,103; Frank A. Riddick, III--20,278; Stephen J. Senkowski--2,004; and Floyd F. Sherman--10,712. One-third of the shares were issued as a stock award, one-third of the shares were a restricted stock award with a one-year restriction period and one-third of the shares were a restricted stock award with a two-year restricted period.

/8/ Includes above-market interest credited to each individual's Armstrong Deferred Compensation Plan account: Floyd F. Sherman--$252 and Stephen J. Senkowski--$97.

 Includes the following vested amount in the Retirement Savings and Stock Ownership Plan for members' Equity and Match Accounts: George A. Lorch--$2,762; Marc R. Olivie--$4,805; Frank A. Riddick, III--$2,481; and Stephen J. Senkowski--$2,882.

 Includes the following amount of non-elective contribution by Armstrong to each individual's Bonus Replacement Retirement Plan Account: George A. Lorch-- $19,500; Marc R. Olivie--$18,500 and Frank A. Riddick, III--$17,600. This contribution results in a corresponding reduction in the amount of the executive's Management Achievement Plan payment.

 Includes the following present value costs of Armstrong's portion of 2000 premiums for split-dollar life insurance: George A. Lorch--$28,258; Marc R. Olivie--$9,116; Frank A. Riddick, III--$4,432; and Stephen J. Senkowski-- $3,125. The executives waived future participation in the Armstrong-paid group term life insurance program as a condition to participate in the split-dollar life insurance program.

 Mr. Sherman had taxable income of $15,400 related to life insurance benefits provided by Triangle Pacific Corp.

Change in Control Agreements
The Company (Triangle Pacific in the case of Mr. Riddick) has change in control ("CIC") agreements with a group of senior executives, including the officers named in the Summary Compensation Table who are actively employed by the Company. These agreements provide severance benefits in the event of a change in control of the Company or its major subsidiary, Armstrong World Industries. The purpose of the agreements is to foster stability in the Company's management ranks in the face of a possible change in control.

The severance benefits are payable if the executive is involuntarily terminated or terminates employment for good reason within three years following a change in control. Good reason to terminate employment exists if there are significant changes in the nature of the employment following the change in control. For example, a reduction in compensation, a change in responsibility, or a relocation of the place of employment would constitute significant changes. For the most senior officers, the agreement includes a provision where the executive may choose to terminate employment for any reason during the thirty-day period beginning twelve months following a qualifying change in control and receive severance benefits. The qualifying change in control must meet the definitions in (2) and (3) shown below. The agreement has an automatic renewal feature, meaning the agreements will continue in effect unless either the Company or the executive elects not to extend the agreement.

For the purposes of these agreements, a change in control includes the following: (1) acquisition by a person (excluding certain qualified owners) of beneficial ownership of 20% or more of Company common stock; (2) change in the composition of the Board of the Company, so that existing Board members and their approved successors do not constitute a majority of the Board; (3) consummation of a merger or consolidation of the Company, unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold 66 2/3% or more of the voting securities of the resulting entity; and
(4) shareholder approval of a liquidation or dissolution of the Company or sale of substantially all of the Company's assets.

Severance benefits under the agreements depend on the position the executive holds, but generally include: (1) a lump severance payment equal to two or three times the sum of the officer's annual base salary and the higher of either (a) the officer's highest annual bonus earned in the three years prior to termination or prior to the change in control, or (b) the annual target bonus for the year in which the change in control occurs; (2) a lump payment of the portion of the target incentive award calculated by multiplying the target award by the fractional number of months completed in the performance award period; (3) payment of remaining premium payments for split-dollar life insurance policies; (4) enhanced retirement benefits payable as a lump sum; (5) continuation of life, disability, accident and health insurance benefits for three years following termination; (6) full reimbursement for the payment of excise taxes; and (7) payment of legal fees in connection with a good faith dispute involving the agreement.

The Court in Armstrong World Industries' Chapter 11 case authorized Armstrong World Industries to assume the CIC agreements subject to certain modifications. The modifications limit in certain respects (i) what constitutes a change in control under the CIC agreements, and (ii) with respect to the CIC agreements for the most senior officers, what constitutes a qualifying change of control that would enable the executive to terminate employment.

Employment Agreements
The Company and Armstrong World Industries amended their employment agreement with George A. Lorch as CEO as of August 7, 2000 to allow Mr. Lockhart to assume that position. The terms of this amended agreement continued Mr. Lorch's employment in a non-executive capacity through November 30, 2000 at his base salary of $835,000 per year. Mr. Lorch agreed to provide consulting services following his retirement through January 31, 2003 for compensation of $2.8 million paid February 2001, and $125,000 per quarter to be paid through 2001 and 2002. Mr. Lorch's agreement also contains a non-competition provision that bars him from competing with the Company or any subsidiaries or affiliates for an additional two years. In addition, in an amendment to his agreement in connection with its approval by the court in Armstrong World Industries' Chapter 11 case, Mr. Lorch's options to purchase 559,380 shares of Armstrong stock were cancelled.

The Company and Armstrong World Industries, entered into a three-year employment agreement with Michael D. Lockhart effective August 7, 2000, in which Mr. Lockhart agreed to serve as Chairman of the Board and Chief Executive Officer of the Company at an initial base salary of $800,000 per year and a $5,000,000 one-time signing bonus. This contract was subsequently approved by the court in Armstrong World Industries' Chapter 11 case. Portions of the signing bonus must be repaid to the Company if Mr. Lockhart terminates employment for any reason other than death, disability or good reason or is terminated for cause. The employment agreement is automatically renewed for an additional one-year term on the third anniversary of the date of the agreement and each successive anniversary, unless the Company gives notice not to extend the agreement at least 180 days prior to the anniversary date. If the Company terminates the employment agreement with Mr. Lockhart without "cause" or if Mr. Lockhart terminates his employment for "good reason" prior to the third year of the employment contract, Mr. Lockhart is entitled to receive (1) a lump-sum cash payment equal to his base salary, plus the higher of (i) his target bonus in the year of termination, or (ii) the highest bonus award earned during the last three years, including the year of termination, multiplied by either the number of years remaining in his employment agreement or by two ("2"), whichever is larger and (2) continuation of certain benefits for a period equal to the greater of two years or the remaining term of the agreement. If the Company terminates the employment agreement with Mr. Lockhart without "cause" or if Mr. Lockhart terminates his employment for "good reason" after the third year of the employment contract, Mr. Lockhart is entitled to receive (1) a lump-sum cash payment equal to his base salary, plus the higher of (i) his bonus in the year of termination at target performance levels, or (ii) the highest bonus award paid during the last three years, multiplied by either the number of years remaining in his employment agreement or by one ("1"), whichever is larger and (2) continuation of certain benefits. Mr. Lockhart's employment agreement also contains a non-competition provision that bars him from competing with the Company or any subsidiaries or affiliates for a period of two years following his termination. The agreement also provides Mr. Lockhart with the opportunity to participate in all short-term and long-term incentive plans offered by the Company and Armstrong World Industries, including an annual cash incentive opportunity and an annual long-term incentive award under the Company's long term incentive plan. The agreement further provides that the value of his annual long-term incentive award on the grant date is required to equal 150% of Mr. Lockhart's target annual cash compensation for the year.

The Company and Frank A. Riddick, III entered into a three-year employment agreement effective August 7, 2000, in which Mr. Riddick agreed to serve as President and Chief Operating Officer of the Company. In November 2000, Mr. Riddick entered into an agreement to also serve as Chief Executive Officer of Triangle Pacific Corp., a wholly owned subsidiary of the Company. This employment agreement provides Mr. Riddick an initial base salary of $600,000 and contains a provision for automatic renewal for additional one-year terms on the second anniversary of the date of the agreement and each successive anniversary. A special cash retention payment of $200,000 is payable December 28, 2001. If Triangle Pacific Corp. terminates the employment agreement with Mr. Riddick without "cause" or if Mr. Riddick terminates his employment for "good reason" during the term of the agreement, Mr. Riddick is entitled to receive (1) a lump-sum cash payment equal to three ("3") times the sum of his base salary plus the higher of (i) his bonus in the year of termination at target performance levels, or (ii) the highest bonus award earned during the last three years, and (2) continuation of certain benefits for three years. If Triangle Pacific Corp. terminates the employment agreement with Mr. Riddick without "cause" or if Mr. Riddick terminates his employment for "good reason" at the end of the term of the agreement, Mr. Riddick is entitled to receive (1) a lump-sum cash payment equal to one and one-half ("1.5") times the sum of his base salary plus the higher of (i) his bonus in the year of termination at target performance levels, or (ii) the highest bonus award earned during the last three years, including the year of termination and (2) continuation of certain benefits. Mr. Riddick's employment agreements also contain non-competition provisions that bar him from competing with the Company or any subsidiaries or affiliates for two years following his termination. The agreement also provides Mr. Riddick with the opportunity to participate in all short-term and long-term incentive plans offered to senior officers of Armstrong World Industries.

The Company and Armstrong World Industries entered into an employment agreement with Marc R. Olivie, effective October 1, 2000. Mr. Olivie agreed to serve as President and Chief Executive Officer, Armstrong Floor Products Operations at an initial base salary of $500,000 and received a one-time cash payment of $100,000. Mr. Olivie's employment agreement also contained a non-competition provision that bars him from competing with the Company or any subsidiaries or affiliates for a period of two years following his termination. Mr. Olivie resigned this post effective April 30, 2001.

Armstrong World Industries entered into an employment agreement with Chan W. Galbato effective May 2, 2001, in which Mr. Galbato agreed to serve as President and Chief Executive Officer of Armstrong Floor Products Operations at an initial base salary of $450,000 per year and a $200,000 one-time signing bonus. The signing bonus must be repaid to Armstrong World Industries if Mr. Galbato voluntarily terminates employment within one year of his start date. Mr. Galbato is eligible to participate in the Management Achievement Plan, with a minimum bonus of $270,000 for 2001. The agreement also provides Mr. Galbato the opportunity to participate in long-term incentive plans offered to senior officers. The agreement calls for severance pay for Mr. Galbato at one and one-half times the sum of the base salary and target bonus, provided that during the period of the Chapter 11 reorganization, Mr. Galbato is eligible to participate at the maximum level in the cash retention and enhanced severance benefit programs of Armstrong World Industries.

Severance Pay Plan for Salaried Employees
The Severance Pay Plan for Armstrong World Industries' Salaried Employees was adopted in 1990. This plan is designed to cushion the effects of unemployment for certain salaried employees. The benefits are payable if a covered employee is terminated under certain circumstances. All salaried employees of the Company and Armstrong World Industries, including Messrs. Lockhart, Riddick and Senkowski, are eligible to participate in the plan. A participant will be entitled to severance pay if they are terminated and an exclusion does not apply. The employee is not entitled to severance pay if the reason for the termination is the following: (1) voluntary separation; (2) the employee accepts employment with the successor organization in connection with the sale of a plant, unit, division or subsidiary; (3) the employee rejects the offer of a similar position with comparable compensation in the same geographic area, made by the Company or Armstrong World Industries, their subsidiaries or any successor organization; or (4) misconduct or unsatisfactory performance. Severance benefits will be offset by payments made under CIC agreements or individual employment agreements.

Under the plan, the scheduled amount of the payment is based on the employee's length of service, reason for termination and base salary level. The amount of the payment ranges from a minimum of two weeks base salary to a maximum of 39 weeks base salary. Subject to certain limitations, benefits may be paid by salary continuation or lump sum payments. A participant may also choose a combination of periodic and lump-sum payments. The Severance Pay Committee retains the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance benefit exceed two times the participant's annual compensation.

                 TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the grant of stock options during 2000 under Armstrong's Long-Term Stock Incentive Plan to each of the named executives:

                               Individual Grants
--------------------------------------------------------------------------------

                   AHI
                Securities    Percent of
                Underlying  Total Options/
               Options/SARs  SARs Granted  Exercise Or               Grant Date
                Granted/1    To Employees  Base Price  Expiration Present Value/2/
  Name            / (#)     In Fiscal Year  ($/share)     Date          ($)
----------------------------------------------------------------------------------
  M. D.
   Lockhart      100,000         5.6%        16.3750     8/07/10       83,387
----------------------------------------------------------------------------------
  M. D.
   Lockhart      100,000         5.6%         1.1875    12/07/10       22,659
----------------------------------------------------------------------------------
  G. A. Lorch    168,000         9.3%        19.4375     2/28/10      205,451
----------------------------------------------------------------------------------
  M. R.
   Olivie/3/      60,000         3.3%        19.4375     2/28/10       75,519
----------------------------------------------------------------------------------
  F. A.
   Riddick,
   III            90,000         5.0%        19.4375     2/28/10      111,610
----------------------------------------------------------------------------------
  F. F.
   Sherman/4/     70,000         3.9%        19.4375     2/28/10       87,549
----------------------------------------------------------------------------------
  S. J.
   Senkowski      13,000         0.7%        19.4375     2/28/10       18,448

/1/ These options become exercisable in equal installments at one, two and three years from the date of grant. The exceptions are in the case of death or disability and a defined change in control event. All stock options become exercisable immediately upon a change in control of the Company.

/2/ In accordance with Securities and Exchange Commission rules, the numbers in the column titled "Grant Date Present Value" were determined using the Black-Scholes model. These are not the Company's predictions. However, the following material weighted-average assumptions and adjustments were necessary: (1) an option term of five years; (2) a volatility of 28%; (3) a dividend yield of 8.55%; (4) a risk free interest rate of 6.28%; and (5) a reduction of 17% to reflect the possibility that the above stock options will be forfeited prior to the expiration date.

/3/ Mr. Olivie resigned April 30, 2001.

/4/ Mr. Sherman retired August 31, 2001.

Whether these options ever have actual value will depend on the future market price of the Company's stock. We cannot forecast this with any reasonable certainty.

          TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth information regarding the exercise of stock options during 2000 and the unexercised options held as of the end of 2000 by each of the named executives:

                        AHI         Value              Securities
                       Shares      Realized      Underlying Unexercised     Value of Unexercised
                      Acquired  (market price         Options/SARs          In-The-Money Options/
                         On    at exercise less    At Fiscal Year-End      SARs At Fiscal Year-End
                      Exercise exercise price)             (#)                       ($)
---------------------------------------------------------------------------------------------------
         Name           (#)          ($)        Exercisable Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------------------
  M. D. Lockhart          0            0               0       200,000          0        87,500
  G. A. Lorch             0            0          51,300       168,000          0             0
  M. R. Olivie/1/         0            0               0        60,000          0             0
  F. A. Riddick, III      0            0          30,000        90,000          0             0
  F. F. Sherman/2/        0            0               0        70,000          0             0
  S. J. Senkowski         0            0           1,655        13,000          0             0

/1/ Mr. Olivie resigned April 30, 2001.

/2/ Mr. Sherman retired August 31, 2001.

                               PERFORMANCE GRAPH
               Comparison of Five-Year Cumulative Total Return/1/
    Among the Company Common Stock, the S&P 500 Index and a Peer Group Index

The following graph compares the cumulative total return, including reinvestment of dividends, of the Company's common stock, a broad equity market index and a peer group index:

     ------------------------------------------------------------------------------------
      Year-End          Armstrong               Peer Group Index/2/               S&P 500
     ------------------------------------------------------------------------------------
       1995               $100                         $100                        $100
       1996               $115                         $112                        $120
       1997               $127                         $128                        $158
       1998               $105                         $137                        $200
       1999               $ 61                         $129                        $239
       2000               $  4                         $107                        $214
     ------------------------------------------------------------------------------------

/1/ Assumes a $100 investment on December 31, 1995, a reinvestment of dividends and a fiscal year ending on December 31.

/2/ Composed of the following companies which as a group reflect the Company's mix of residential, nonresidential and international end-use markets: American Standard Cos., Inc.; Black & Decker Corp.; Congoleum Corp.; Dal-Tile International, Inc.; Masco Corp.; Mohawk Industries, Inc.; Owens Corning; PPG Industries, Inc.; Sherwin-Williams Co.; Stanley Works; USG Corp. and Whirlpool Corp.

RETIREMENT INCOME PLAN BENEFITS
--------------------------------------------------------------------------------

The following table shows the estimated pension benefits payable to a participant at normal retirement age under Armstrong's Retirement Income Plan and Retirement Benefit Equity Plan. The Retirement Income Plan is a qualified defined benefit pension plan. The Retirement Benefit Equity Plan is a partially funded, nonqualified supplemental pension plan. It provides participants with benefits that would otherwise be denied by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in Table 4 are based on compensation that is covered under the plans and years of service with the Company and its subsidiaries. Mr. Sherman did not participate in the Retirement Income Plan. Mr. Sherman participated in the Triangle Pacific Corp. Salaried Employees Profit Sharing Plan and the Triangle Pacific Corp. Supplemental Profit Sharing and Deferred Compensation Plan.

                          TABLE 4: PENSION PLAN TABLE

                 ANNUAL RETIREMENT BENEFIT BASED ON SERVICE/1/

  Remuneration/2/   15 Years 20 Years  25 Years   30 Years   35 Years   40 Years
  ---------------   -------- --------  --------   --------   --------   --------
    $  200,000      $ 44,000 $ 58,000 $   73,000 $   87,000 $  102,000 $  114,000
       400,000        90,000  120,000    150,000    180,000    210,000    234,000
       600,000       137,000  182,000    228,000    273,000    319,000    355,000
       800,000       183,000  244,000    305,000    366,000    427,000    475,000
     1,000,000       230,000  306,000    383,000    459,000    536,000    596,000
     1,200,000       276,000  368,000    460,000    552,000    644,000    716,000
     1,400,000       323,000  430,000    538,000    645,000    753,000    837,000
     1,600,000       369,000  492,000    615,000    738,000    861,000    957,000
     1,800,000       416,000  554,000    693,000    831,000    970,000  1,078,000
     2,000,000       462,000  616,000    770,000    924,000  1,078,000  1,198,000
     2,200,000       509,000  678,000    848,000  1,017,000  1,187,000  1,319,000
     2,400,000       555,000  740,000    925,000  1,110,000  1,295,000  1,439,000
     2,600,000       602,000  802,000  1,003,000  1,203,000  1,404,000  1,560,000
     2,800,000       648,000  864,000  1,080,000  1,296,000  1,512,000  1,680,000
     3,000,000       695,000  926,000  1,158,000  1,389,000  1,621,000  1,801,000

/1/ Benefits shown assume retirement in 2000. The benefits are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets.

/2/ Calculated as the average annual compensation in the three highest paid years during the 10 years prior to retirement. Annual compensation equals the total of the amounts reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table (excluding the signing bonus for Mr. Lockhart and the contract bonus for Mr. Olivie) as well as Armstrong contributions under the Bonus Replacement Retirement Plan.

The 2000 annual compensation and estimated years of service for plan purposes for each of the executives named in the Summary Compensation Table were as follows: Michael D. Lockhart--$321,212 (0.4 years); George A. Lorch--$2,607,947 (37.5 years); Marc R. Olivie--$773,522 (24.2 years); Frank A. Riddick, III-- $1,191,462 (20.8 years) and Steven J. Senkowski--$310,766 (27.6 years). Mr.
Lockhart receives two years of service credit for every one year of actual service toward the calculation of his pension benefits under the Retirement Benefit Equity Plan. Messrs. Riddick and Olivie's estimated years of service include 15 and 20 years, respectively, of credit for prior service awarded to them upon their employment with Armstrong. The Armstrong retirement benefit will be reduced by the value of any defined benefit pension payable by previous employers for the respective period of the prior service credit.

Special provisions apply if the Retirement Income Plan is terminated within five years following an Extraordinary Event, as this item is defined in the Plan. In that event, Plan liabilities will first be satisfied; then, remaining Plan assets will be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. The executives named in the Summary Compensation Table, except for Mr. Sherman, would be entitled to this benefit.

Special provisions also apply in the event that a salaried member is terminated other than for cause or resigns for good reason, as those terms are defined in the plan, within two years following a change in control of Armstrong. If those members have at least 10 years of service and are at least 50 years in age, they would be eligible for early retirement without certain normal reductions applying. Those members would also receive some Social Security replacement benefits. Members with 15 or more years of service would also receive credit under the plan for an additional five years of service.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
--------------------------------------------------------------------------------

The following table/1/ sets forth, as of the record date of September 28, 2001, each person or entity known to the Company that may be deemed to have beneficial ownership of more than 5% of the outstanding Company common stock.

                                         Amount And Nature of Percent Of Class
  Name And Address Of Beneficial Owner   Beneficial Ownership  Outstanding/2/
  ------------------------------------   -------------------- ----------------
  Chase Manhattan Bank/3
  / 270 Park Ave.
  39th Floor
  New York, NY 10017                          6,443,000            15.77%
  Dimensional Fund Advisors/4
  / 1299 Ocean Ave.,
  11th floor,
  Santa Monica, CA 90401                      2,124,000             5.20%

/1/ In accordance with applicable rules of the Securities and Exchange Commission, this information is based on Section 13(g) information filed in February 2001.

/2/ In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total 40,844,585 shares of the Company's common stock that were outstanding on December 31, 2000.

/3/ Chase Manhattan Bank advises that the 6,443,000 shares of Common Stock are held in a Trust created pursuant to the Armstrong World Industries, Inc. Master Trust Agreement dated November 1,1999 and as between Chase Manhattan Bank as the Master Trustee (the Master Trustee) and for the benefit of Participants in the Armstrong World Industries, Inc. Master Retirement Plan (DB) and the Armstrong World Industries, Inc. Retirement Savings and Stock Ownership Plan (DC Plan).

 Except as set forth below, the Master Trustee is obligated, under the terms of the Trust and the terms of the Plan, to vote, tender or exchange and Common Stock beneficially owned by the Trust as directed by Participants in the Armstrong World Industries, Inc. Retirement Savings Plan (the Participants).

 For this purpose, each Participant is a named Fiduciary with respect to all shares of Common Stock as to which such Participant has the rights of direction with respect to voting, tender, exchange and any other rights appurtenant to such stock.

 Under the terms of the Trust and the terms of the Plan, the Master Trustee will vote shares of Common Stock allocated to the accounts of Participants in accordance with the instructions given by such Participants. Unallocated shares of Common Stock, together with any allocated shares for which on instructions are received, are voted by the Master Trustee in the same proportion as the allocated shares of Common Stock for which instructions are received.

 Pursuant to the terms of the Plan, the administrators of the Plan may cause the Master Trustee to dispose of shares of Common Stock under certain limited circumstances.

 The actions and duties of the Master Trustee under the terms of the Trust and the terms of the Plan, including but not limited to the provisions described above, are subject to the requirements of ERISA.

/4/ Dimensional Fund Advisors Inc., advises that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional advises that it possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities.

AUDIT COMMITTEE MATTERS

--------------------------------------------------------------------------------
Audit Committee Report
The Audit Committee of the Company's Board of Directors (the Committee) is a standing committee comprised of four independent directors. It operates under a written charter adopted by the Board of Directors. The members of the Committee are Mr. James E. Marley, (Chairperson), Mr. Van C. Campbell, Mr. David W. Raisbeck, Mr. Jesse Arnelle. The Committee annually recommends to the Board of Directors the selection of the Company's independent accountants.

Management is responsible for the Company's internal control and the financial reporting process. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report regarding such audit. As provided in its Charter, the Committee's responsibilities include the monitoring and oversight of these processes.

Consistent with its Charter responsibilities, the Committee has met and held discussions with management and the independent accountants. In this context, management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants and discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent accountants have also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Committee has also considered whether the provision of non-audit services by that firm is compatible with maintaining the independent auditor's independence.

Based upon the Committee's discussions with management and the independent accountants as described in this report and the Committee's review of the representations of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Audit Committee
 James E. Marley, Chairperson
 Jesse Arnelle
 Van C. Campbell
 David W. Raisbeck

Audit Fees
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's consolidated financial statements for 2000 and the limited reviews of the condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $2,308,000.

Financial Information Systems Design and Implementation Fees
The aggregate fees billed by KPMG Consulting, Inc. for consultation related to financial information systems design and implementation in 2000 were $174,000.

All Other Fees
The aggregate fees billed for services rendered by KPMG LLP, other than the fees discussed in the foregoing paragraphs, were $6,398,000. These fees primarily comprise systems design and implementation work performed by KPMG Consulting, Inc. (which was a subsidiary of KPMG LLP until February 2001) for non-financial systems, and professional services performed by KPMG LLP for audits of employee benefit plan and separate subsidiary financial statements, tax consulting, and assistance in connection with acquisitions and divestitures.
CONFIDENTIAL VOTING POLICY

--------------------------------------------------------------------------------


Under the Company's confidential voting policy, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential. To implement this policy, the Company will engage independent vote tabulators and independent judges of election. Employees of the Company or its subsidiaries will not serve as vote tabulators or judges. This policy does not apply: (1) when disclosure is required by law; (2) when disclosure is necessary in connection with a claim involving the Company; (3) when a shareholder expressly requests or permits disclosure; or (4) during the course of a contested proxy solicitation. Shareholders' comments on proxy cards and ballots will be conveyed to the Company in a manner that protects the confidentiality of the voter.

INDEPENDENT AUDITORS

--------------------------------------------------------------------------------


The Board of Directors, upon the recommendation of the Audit Committee, appointed KPMG LLP as auditors of the Company's financial statements for 2001. KPMG LLP is a firm of independent certified public accountants. A representative of KPMG LLP is expected to be present at the 2001 annual meeting to respond to appropriate questions and to make a statement if they desire.

PROPOSALS FOR 2002 ANNUAL MEETING

--------------------------------------------------------------------------------
The deadline for shareholder proposals to be included in the Company's proxy statement for the 2002 annual meeting is June 24, 2002. All proposals must be submitted in writing and received at the Company's Principal Executive Offices, as shown on the front page of this document. Please address any proposals to the attention of John N. Rigas, Secretary. Such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

Under the Company's Bylaws, under normal circumstances, shareholder nomination of directors and other matters shareholders wish to submit for consideration at the 2002 annual meeting must be submitted to the Company's Secretary in writing by September 11, 2002. That notice must also contain information specified in the Bylaws regarding a proposed nominee and the shareholders submitting the nomination or matter to be considered.

However, if the date of the 2002 Annual Meeting is prior to November 10, 2002 or after January 9, 2003, then the written notice of the proposal or nomination must be received within 15 days after the public announcement by the Company of the date of the 2002 Annual Meeting. In either case, the written notice to the Secretary of the Company must also contain specified information and conform to certain requirements, as set forth in the bylaws.

If the presiding officer at the 2002 Annual Meeting determines that a shareholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2002 Annual Meeting, the proposal must comply with the advance notice procedure prescribed by the bylaws.

Any shareholder may obtain a copy of the applicable Bylaw from the Company's Secretary upon written request.

ANNUAL REPORT

--------------------------------------------------------------------------------
An Annual Financial Statements and Review of Operations 2000 is being mailed to each shareholder with this proxy statement.

MISCELLANEOUS

--------------------------------------------------------------------------------

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter that calls for a vote of the shareholders should arise, it is intended that the persons named in the enclosed proxy (or their substitutes) will vote in accordance with their best judgment.

                                   EXHIBIT A

                           ARMSTRONG HOLDINGS, INC.

                            AUDIT COMMITTEE CHARTER

Purpose
The Audit Committee oversees the accounting and internal financial control matters of Armstrong:

 . The Committee monitors the integrity of the Company's management, policies, legal compliance, reporting practices and systems of internal controls regarding finance and accounting.

 . The Committee monitors the independence and performance of the Company's independent auditors and internal auditing function.

 . The Committee provides one avenue of communication among the independent auditors, management, the internal auditing function, and the Board of Directors concerning financial accounting, reporting and controls.

Authority
The Audit Committee receives its authority and its assignments from the Board of Directors and reports to the Board. The Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditors. The independent auditors are ultimately accountable to the Committee and the Board of Directors. The Committee has direct access to the independent auditors as well as anyone in the organization. The Committee may investigate any activity of the Company. The Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

Composition
Audit Committee members' qualifications shall meet the requirements as may be set by the Board of Directors from time to time, plus all applicable legal and regulatory requirements, including those of the principal securities exchange on which the common stock of the Company is listed (the "Exchange"). At a minimum, the following requirements shall be observed:

 . The Audit Committee shall be comprised of three or more Directors of the Board who each meet the independence standards prescribed by the Exchange, which include being independent of management and operating executives and free from any relationship that would interfere with the exercise of his or her independent judgment.

 . All members of the Committee shall be financially literate, or must become so within a reasonable period of time.

 . At least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be recommended by the Board Affairs and Governance Committee and appointed by the Board of Directors. The Chairman of the Board shall appoint the Committee Chairman. The terms of Committee members shall be arranged to maintain continuity to the extent practicable.

Meetings
The Audit Committee shall meet at least four times per year on a schedule adopted by the Committee and as many additional times as the Committee deems necessary. The Chairman of the Company, the Chairman of the Committee or any two other members of the Committee may call a special meeting in the manner prescribed by the By-laws for a special meeting of the Board. As necessary or desirable, the Committee Chairman may request members of management and representatives of the independent auditors be present at the meetings of the Committee. At least once per year, the Committee shall meet privately with the Chief Financial Officer, the Chief Accounting Officer, the Director of Internal Auditing, the independent auditors, and as a committee to discuss any matters that the Committee or any of these individuals believe should be discussed.

Minutes
Minutes of each meeting are to be prepared at the direction of the Chairman of the Committee and sent to Audit Committee members and the Armstrong Directors who are not members of the Committee. Copies are to be provided to the independent auditors, the Director of Internal Auditing, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer and the General Counsel.

Scope of Responsibilities and Duties

Charter Review
1. Review and reassess the adequacy of this Charter each year. Submit the charter to the Board of Directors for approval and have the document published as required by law or Exchange rules.

Financial Reporting
2. Review the Company's annual audited financial statements prior to filing or distribution. The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, audit findings, disclosures, judgments and any other requirements under accounting standards and rules.

3. In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing function together with management's responses.

4. Prior to issuing quarterly financial statements, review with financial management and the independent auditors any items required to be communicated by the independent auditors in accordance with SAS 61.

Independent Auditors
5. Each year, review the independence and performance of the independent auditors and recommend to the Board of Directors the appointment of the independent auditors or discharge of auditors if circumstances warrant. Prescribe such policies and procedures as the Committee deems appropriate pertaining to relationships with the independent auditors.

6. Review the independent auditors' fees for annual audit services prior to recommending them to the Board for approval.

7. On at least an annual basis, review a formal, written statement from the independent auditors on all relationships between the auditors and the Company or its management. Discuss with the independent auditors all significant relationships they have with the Company and their impact on the auditors' objectivity and independence, including non-audit services and the fees proposed and charged therefore. Recommend that the Board of Directors take appropriate action in response to these matters to satisfy itself of the auditors' independence.

8. Review the independent auditors audit plan; discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

9. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Function and Legal Compliance
10. Annually review the budget, audit plan and activities of the internal audit function.

11. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
12. Annually prepare such report and certification to shareholders and the Exchange as required by Securities and Exchange Commission regulations or Exchange rules.

13. Periodically report to the Board of Directors on significant results of the foregoing activities.

14. As considered necessary by the Committee, review policies and procedures as well as audit results associated with directors' and officers' travel and entertainment expenses.

15. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

                                     [MAP]


Directions to Plant

[_]  Exit Pensacola Airport parking lot and turn left onto 12th Avenue

[_]  Follow 12th Avenue to where Fairfield Drive forks to the right

[_]  Travel about 2 miles on Fairfield Drive to the intersection of W Street

[_]  Turn Left onto W Street and go about 3 miles until it ends at Navy
     Boulevard

[_]  Turn right onto Navy, travel 2 blocks, and turn left onto Myrick Street

[_] Follow Myrick Street for 2 blocks, take left fork around the plant parking lot and follow signs directing you to the proper entrance and parking area for the shareholders' meeting

                           ARMSTRONG HOLDINGS, INC.
                                     PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Michael D. Lockhart, John N. Rigas and Walter T. Gangl, or any one or more of them with the power of substitution each, are hereby authorized to represent the undersigned at the Annual Meeting of the shareholders of Armstrong Holdings, Inc., to be held at Armstrong World Industries, Inc.'s, Pensacola, Florida plant, 300 South Myrick Street, on Monday, December 10, 2001, at 1:00 p.m. local time, and at any postponement or adjournment of that meeting. At that meeting, they are authorized to vote, as indicated on the other side, the same number of shares as the undersigned would be entitled to vote if then personally present, including shares, if any, credited to the undersigned's account under the Company's shareholder dividend reinvestment plan.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HERE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND IN ACCORDANCE WITH THEIR BEST JUDGEMENT ON ANY OTHER MATTER THAT CALLS FOR A VOTE OF SHAREHOLDERS AT THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
                    PLEASE SIGN THERE AND RETURN PROMPTLY.

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of shareholders
                           ARMSTRONG HOLDINGS, INC.

                               DECEMBER 10, 2001


                                       .  Please Detach and Mail in the Envelope Provided  .

   _____  Please mark your
A    X    votes as in this
   _____  example.

            For all nominees             WITHHOLD                   The Board of Directors recommends a vote FOR
          listed at right (except   AUTHORITY to vote                               Proposal 1
            as marked to the        for all nominees
            contrary below)         listed at right.
Proposal 1:       _____                _____           Nominees:
   ELECTION OF                                            Judith R. Haberkorn  ___________________________
   THREE          _____                _____              James E. Marley      ___________________________
   DIRECTORS FOR TERMS TO EXPIRE IN 2004.                 Jerre L. Stead       ___________________________

To withhold authority to vote for any individual
nominee, write the nominee's name in the space
provided below:                                        To cumulate votes, place the number of votes for a nominee on the line provided after the nominee's name.
________________________________________________

                                                             In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of
                                                             Directors' nominees. Please mark, sign exactly as name(s) appears at left, date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc. should so indicate when signing.

Signature ________________________ Dated __________________, 2001   Signature _________________________ Dated ______________, 2001